Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
Key Energy Services, LLC and
Key Marine Services, LLC
as Seller,
Moncla Companies, L.L.C. and
Moncla Marine, L.L.C.
as Purchaser,
L. Charles Moncla, Jr., Moncla Family Partnership, Ltd., L. Charles Moncla, Jr.
Charitable Remainder Trust, Michael Moncla, Matthew Moncla, Marc Moncla,
Christopher Moncla, Bipin A. Pandya, Thomas Sandahl, Rhonda Moncla, Cain Moncla,
Andrew Moncla, and Kenneth Rothstein
as Original Sellers
Second 4 M, Ltd., and
Leon Charles Moncla, Jr. as Payment Agent
dated as of May 13, 2010

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		Page

11.5	Public Announcements	46
11.6	Successors and Assigns	46
11.7	Governing Law	46
11.8	Counterparts; Effectiveness	47
11.9	Entire Agreement	47
11.10	Captions	47
11.11	Severability	47
11.12	Payment Agent	47

Exhibit 1.1(A)	Moncla Companies Assets
Exhibit 1.1(B)	Marine Assets
Exhibit 1.4(C)	Key Energy Bill of Sale, Assignment, and Conveyance
Exhibit 1.4(D)	Key Marine Bill of Sale, Assignment, and Conveyance
Exhibit 1.4(E)	Coast Guard form CG-1340 Bill of Sale
Exhibit 1.4(F)	Coast Guard form CG-1258 Application for Redocumentation
Exhibit 1.4(G)	Protocol for Delivery and Acceptance
Exhibit 1.4(H)	Lease with Option to Purchase Breaux Bridge Yard
Exhibit 1.4(I)	Moncla Companies Assignment and Assumption Agreement
Exhibit 1.4(J)	Moncla Marine Assignment and Assumption Agreement
Exhibit 1.4(L)	Flow of Funds Memo
Exhibit 1.10	Form 8594
Exhibit 4.1	Transfers of interests in Deferred Note; ownership of Deferred Note
Exhibit 6.3	Second Amendment to the Moncla Recognition and Retention Plan

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of May 13, 2010 by, between, and among Key Energy Services, LLC (“Key Energy”), a Texas limited liability company and Key Marine Services, LLC (“Key Marine”), a Delaware limited liability company (Key Energy and Key Marine hereinafter together referred to as “Seller”), Moncla Companies, L.L.C. (“Moncla Companies”), a Texas limited liability company and Moncla Marine, L.L.C. (“Moncla Marine”), a Louisiana limited liability company (Moncla Companies and Moncla Marine hereinafter together referred to as “Purchaser”), L. Charles Moncla, Jr., Moncla Family Partnership, Ltd., L. Charles Moncla, Jr. Charitable Remainder Trust, Michael Moncla, Matthew Moncla, Marc Moncla, Christopher Moncla, Bipin A. Pandya, Thomas Sandahl, Rhonda Moncla, Cain Moncla, Andrew Moncla, and Kenneth Rothstein (collectively, hereinafter referred to as “Original Sellers”), Second 4 M, Ltd., a Texas limited partnership (“4M”), and Leon Charles Moncla, Jr. as Payment Agent for the Original Sellers and 4M (“Payment Agent”).
WITNESSETH:
WHEREAS, pursuant to Stock and Membership Interest Purchase Agreement dated as of September 19, 2007, as amended (as so amended, the “2007 Agreement”) Key Energy acquired all of the stock and limited liability membership interests of Original Sellers in various entities, defined therein as the “Companies” and used herein with the same meaning;
WHEREAS, Seller desires to sell and Purchaser desires to purchase certain assets that were owned by one or more of the Companies acquired by Seller pursuant to the 2007 Agreement, along with certain related assets, for the consideration and on the terms and conditions set forth herein; and

WHEREAS, terms not otherwise defined herein are used herein as defined in Section 10.1.
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
1.1 Purchase and Sale.
Upon the terms and subject to the conditions contained in this Agreement, (A) Moncla Companies shall purchase from Key Energy, and Key Energy shall sell to Moncla Companies at the Closing (as defined hereinafter) but effective as of the Effective Time (as defined hereinafter) all of its right, title, and interest in and to the assets, properties, rights, and interests described on Exhibit 1.1A hereof (the “Moncla Companies Assets”) and (B) Moncla Marine shall purchase from Key Marine, and Key Marine shall sell to Moncla Marine, at the Closing but effective as of the Effective Time all of its right, title, and interest in and to the assets, properties, rights, and interests described on Exhibit 1.1B hereof (the “Marine Assets” and, together with the Moncla Companies Assets, the “Assets”), without any representation or warranty as to condition and with special warranty of title only, limited to any transfers and Encumbrances other than Permitted Encumbrances executed, suffered, increased, or incurred by Seller after the acquisition of the Companies by Key Energy pursuant to the 2007 Agreement.
1.2 Purchase Price.
The purchase price (“Purchase Price”) for the Assets purchased by Purchaser shall be the sum of SEVENTEEN MILLION EIGHT HUNDRED EIGHTY-FIVE THOUSAND AND NO/100 DOLLARS ($17,885,000.00).

1.3 Deferred Note.
Upon delivery by Original Sellers and 4M of that certain non-negotiable promissory note executed by Key Energy to the order of L. Charles Moncla, Jr., as Payment Agent in the principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), endorsed by Key Energy Services, Inc., dated October 25, 2007, payable in five (5) equal annual installments of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00) each (the “Deferred Note”), which Deferred Note has a principal balance on the date hereof of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), Key Energy agrees to accelerate the payment of the principal balance and accrued interest thereon and to pay the same to Payment Agent at the Closing.
1.4 Closing.
The closing (the “Closing”) shall take place at the offices of Liskow & Lewis, A Professional Law Corporation at Suite 1800, 1001 Fannin Street, Houston, Texas on May 13, 2010. The Closing shall be deemed effective as of 12:01 a.m. on May 13, 2010 (the “Effective Time”). At the Closing:
(A) Purchaser shall deliver the Purchase Price to Seller in cash by wire transfer in accordance with the Flow of Funds Memo.
(B) Payment Agent, on behalf of Original Sellers shall deliver the Deferred Note to Key Energy and Key Energy shall deliver the principal balance and accrued interest thereon to Payment Agent.
(C) Key Energy shall deliver to Moncla Companies a Bill of Sale, Assignment, and Conveyance substantially in the form of Exhibit 1.4(C) hereto, selling and assigning all of the Moncla Companies Assets to Moncla Companies without any representation or warranty as to condition and with special warranty of title only, limited to any transfers or Encumbrances other than Permitted Encumbrances executed, suffered, increased, or incurred by Seller after its acquisition of the Companies pursuant to the 2007 Agreement.

(D) Key Marine shall deliver to Moncla Marine a Bill of Sale, Assignment, and Conveyance substantially in the form of Exhibit 1.4(D) hereto, selling and assigning all of the Marine Assets to Moncla Marine without any representation or warranty as to condition and with special warranty of title only, limited to any transfers or Encumbrances other than Permitted Encumbrances executed, suffered, increased, or incurred by Seller after its acquisition of the Companies pursuant to the 2007 Agreement.
(E) Key Marine shall deliver to Moncla Marine one or more Marine Coast Guard form CG-1340 Bills of Sale substantially in the form of Exhibit 1.4(E) hereto, selling and assigning to Moncla Marine all of the Marine Assets that constitute documented vessels, without any representation or warranty as to condition and with special warranty of title only, limited to any transfers or Encumbrances other than Permitted Encumbrances executed, suffered, increased, or incurred by Seller after its acquisition of the Companies pursuant to the 2007 Agreement.
(F) Moncla Marine shall exhibit to Key Marine one or more Coast Guard form CG-1258 Applications for Redocumentation for filing with the United States Coast Guard, substantially in the form of Exhibit 1.4(F) hereto of any Marine Assets that constitute documented vessels.
(G) Key Marine and Moncla Marine shall execute and deliver one or more Protocols for Delivery and Acceptance substantially in the form of Exhibit 1.4(G) hereto for any Marine Assets that constitute documented vessels and any marine barges or other marine assets, whether or not documented vessels, to acknowledge delivery and transfer of ownership.

(H) Key Energy shall execute and deliver to Moncla Marine a Lease with Option to Purchase (the “Breaux Bridge Lease”) substantially in the form of Exhibit 1.4(H) hereto, leasing the immovable property described therein (the “Breaux Bridge Yard”) to Moncla Marine with an option to purchase on the terms and conditions thereof and of Section 8.4, without any representation or warranty as to condition and with special warranty of title only, limited to any transfers or Encumbrances other than Permitted Encumbrances executed, suffered, increased or incurred by Seller.
(I) Moncla Companies shall execute and deliver to Seller an Assignment and Assumption Agreement, substantially in the form of Exhibit 1.4(I) hereto, assuming all obligations with regard to certain Assumed Contracts and Credits from and after the Effective Time.
(J) Moncla Marine shall execute and deliver to Seller an Assignment and Assumption Agreement, substantially in the form of Exhibit 1.4(J) hereto, assuming all obligations with regard to certain Assumed Contracts and Credits from and after the Effective Time.
(K) Seller shall deliver to Moncla Companies any certificates of title in its possession for any titled motor vehicles constituting a part of the Assets.
(L) Purchaser, Seller, 4M, Original Sellers, and Payment Agent shall execute and deliver to one another a Flow of Funds Memo (the “Flow of Funds Memo”) substantially in the form of Exhibit 1.4(L).

(M) Seller shall deliver to Purchaser UCC termination statements and other releases of liens executed, suffered, increased, or incurred by Seller affecting the Assets after the acquisition of the Companies pursuant to the 2007 Agreement.
(N) Key Energy and Moncla Marine shall execute and deliver an Equipment Rental Agreement regarding the Big Rig (defined below) in form and substance satisfactory to Key Energy and Moncla Marine.
1.5 Delivery of Assets; Removal of Property.
(A) At the Effective Time, the Assets shall be deemed delivered to Purchaser at their then current locations. Purchaser shall remove the Assets from any yards retained by Seller, other than the Breaux Bridge Yard, at its sole expense as soon as practical after the Effective Time, but in no event later than sixty (60) days after the Effective Time. As to any Assets located on yards retained by Seller, other than the Breaux Bridge Yard, Seller shall use reasonable efforts to safeguard the Assets until they are removed by Purchaser, but not in excess of sixty (60) days after the Effective Time.
(B) Seller’s rights to continued use of the Breaux Bridge Yard is set forth in Section 8.4.
1.6 Redocumentation of Vessels.
Immediately, but in no event later than five (5) business days following the Effective Time, Moncla Marine shall file all required Coast Guard form bills of sale, applications for redocumentation, evidence of citizenship and other documentation in order to evidence the transfer of ownership of any Marine Assets constituting documented vessels from Key Marine to Moncla Marine. Key Marine has previously furnished to Moncla Marine all documentation evidencing any mergers by any subsidiaries or predecessors of Key Marine on or after the acquisition of the Companies by Key Energy pursuant to the 2007 Agreement. Moncla Marine shall provide evidence to Seller of any communications from the Coast Guard and shall provide evidence of the redocumentation of such vessels in Moncla Marine’s name, as soon as completed.

1.7 No Representation or Warranty as to Condition.
PURCHASER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR OIL AND GAS EXPLORATION, DRILLING, PRODUCING, TREATING AND TRANSPORTATION OPERATIONS, RELATED OIL FIELD OPERATION AND POSSIBLY THE STORAGE AND DISPOSAL OF WASTE MATERIALS INCIDENTAL TO, OR OCCURRING IN CONNECTION WITH, SUCH OPERATIONS AND THAT PHYSICAL CHANGES TO THE ASSETS MAY HAVE OCCURRED AS A RESULT OF SUCH USES. ADDITIONALLY, PURCHASER ACKNOWLEDGES THAT THE ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES, OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS; MATERIALS AND EQUIPMENT INCLUDED IN THE ASSETS MAY CONTAIN NORM, AND NORM CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED ON THE ASSETS. PURCHASER ACKNOWLEDGES THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATING, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE ASSETS. WITH RESPECT TO THE PHYSICAL CONDITION OF THE ASSETS, PURCHASER SHALL CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY

THIS AGREEMENT ON THE BASIS OF PURCHASER’S OWN INVESTIGATION AND DUE DILIGENCE OF THE PHYSICAL CONDITION OF THE ASSETS, INCLUDING ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL ACCEPT THE ASSETS INCLUSIVE OF ANY ADVERSE ENVIRONMENTAL CONDITION PRESENTLY EXISTING, WHETHER KNOWN OR UNKNOWN.
PURCHASER UNDERSTANDS, AGREES AND ACCEPTS THAT THE ASSETS ARE BEING SOLD AND CONVEYED “AS IS,” “WHERE IS,” “WITH ALL FAULTS” THAT MAY EXIST AS OF THE EFFECTIVE TIME, AND WITH ANY AND ALL LATENT AND PATENT DEFECTS, WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLER OR ITS AFFILIATES; AND PURCHASER HEREBY WAIVES ANY IMPLIED COVENANTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTIES, WHETHER WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF HABITABILITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND ANY OTHER WARRANTIES WHICH MIGHT OTHERWISE BE IMPLIED. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER (AND/OR ITS AFFILIATES) HAVE NOT MADE AND DO NOT HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, THEIR CONDITION, THEIR COMPLIANCE WITH ENVIRONMENTAL LAWS OR OTHER LAWS, THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, OR MARKETABILITY OF THE ASSETS, INCOME TO BE DERIVED THEREFROM OR EXPENSES TO BE INCURRED WITH RESPECT THERETO, THE OBLIGATIONS, RESPONSIBILITIES OR LIABILITIES OF THE OWNER THEREOF, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE ASSETS, AND SELLER AND ITS AFFILIATES HEREBY DISCLAIM AND RENOUNCE ANY OTHER REPRESENTATION OR WARRANTY.

TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, PURCHASER HEREBY VOLUNTARILY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND PURCHASER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTY AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548 AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476, AND WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2420, ET SEQ. PURCHASER ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF; PURCHASER FURTHER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE

ASSETS. PURCHASER ACKNOWLEDGES THAT THE WAIVERS IN THIS AGREEMENT ARE CONSPICUOUS. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT IT (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE (ii) HAS CONSULTED WITH AN ATTORNEY OF PURCHASER’S OWN CHOOSING; (iii) HAS KNOWLEDGE AND EXPERIENCE IN THE FINANCIAL, BUSINESS AND OIL AND GAS SERVICE MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY; (iv) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; AND (v) UNDERSTANDS THAT THIS WAIVER IS A MATERIAL AND INTEGRAL PART OF THIS AGREEMENT AND THE CONSIDERATION THEREOF AND THAT SELLER IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER. IN ADDITION, PURCHASER WAIVES ITS RIGHTS UNDER ALL OTHER CONSUMER PROTECTION STATUTES APPLICABLE TO THIS TRANSACTION THAT MAY BE WAIVED BY THE PARTIES.
1.8 Post Closing Liabilities.
At the Effective Time, Purchaser shall assume, and thereafter pay, discharge, perform or otherwise satisfy in accordance with their respective terms (A) only those liabilities and obligations of the Seller that accrue after the Effective Time under the Assumed Contracts and Credits, (B) Purchaser’s obligations under the other agreements or instruments to be executed and delivered by Purchaser at the Closing, and (C) all obligations and liabilities arising from the ownership or operation of the Assets by Purchaser after the Effective Time (the “Post-Closing Liabilities”). The Purchaser’s obligations under this Section 1.8 shall not be subject to offset or reduction for any reason.

1.9 Excluded Liabilities.
Seller shall pay, discharge, perform or otherwise satisfy in accordance with their respective terms (A) all of Seller’s liabilities and obligations that accrue before the Effective Time under the Assumed Contracts and Credits, (B) Seller’s obligations under the other agreements or instruments to be executed and delivered by Seller at the Closing, and (C) all obligations and liabilities arising from the ownership or operation of the Assets prior to the Effective Time, other than (i) any credits due to Phoenix Exploration Company, (ii) the Post-Closing Liabilities, and (iii) any liabilities or obligations for which Purchaser or an Original Seller or 4M is obligated to indemnify Seller under the terms of the 2007 Agreement (the “Excluded Liabilities”). To the extent, if any, that any liability or obligation might be partly a Post-Closing Liability and partly an Excluded Liability, the apportionment of such liability or obligation shall be determined pursuant to equitable principles. The Seller’s obligations under this Section 1.9 shall not be subject to offset or reduction for any reason.
1.10 Allocation of Purchase Price.
(A) Seller and Purchaser recognize that the sale of the Assets contemplated hereby is an applicable asset acquisition and that the Purchase Price will be allocated among the Assets for tax purposes in a manner consistent with section 1060 of the Internal Revenue Code and the Treasury regulations promulgated thereunder.
(B) The parties hereto agree that the Purchase Price to be paid for the Assets shall be allocated in accordance with Exhibits 1.1(A) and (B). Purchaser and Seller agree that the allocation of the Purchase Price to the categories of assets set forth on Exhibits 1.1(A) and (B) reflects arms-length negotiations between the parties hereto. The allocation reflected on Exhibits 1.1(A) and (B) shall be binding on Purchaser and Seller for United States federal income tax purposes in accordance with Section 1060 of the Code and state income tax purposes and shall be consistently reflected by Purchaser and Seller on their respective United States and state income tax returns. Purchaser and Seller agree to cooperate in good faith in the completion and filing of United States income tax Form 8594 in accordance with this Section 1.10.
1.11 Consents to Certain Assignments.
(A) Notwithstanding anything in this Agreement to the contrary, this Agreement and the other agreements and instruments to be executed and delivered in connection herewith shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which the Seller is a party or by which it is bound, or would in any way adversely affect the rights of the Seller or, upon transfer, the Purchaser under such asset, permit, claim or right (each, a “Non-Assignable Asset”).
(B) Seller shall use its commercially reasonable efforts to obtain all consents or waivers required to transfer or assign any Non-Assignable Asset (the “Assignment Consents”) without any conditions to such transfer or changes or modifications of terms thereunder.

(C) Notwithstanding the foregoing, in the event that Seller is unable to obtain any Assignment Consent prior to the Closing, Seller shall use commercially reasonable efforts to obtain such Assignment Consent as soon as practicable after the Closing and Purchaser shall use commercially reasonable efforts to cooperate and assist the Seller in obtaining such Assignment Consents. Neither Purchaser nor Seller shall be required to pay any cash consideration to any third party in order to obtain an Assignment Consent. Until such Assignment Consent shall have been obtained, to the extent permitted by the terms and conditions of the Non-Assignable Asset, the Seller shall effect an alternate arrangement, in the form of a subcontract, sublease or other arrangement reasonably satisfactory to the Buyer, that results in the Buyer receiving the benefits of, and bearing the ordinary course costs, liabilities and other obligations with respect to, such Non-Assignable Asset.
1.12 Transfer of Telephone Lines, Website, and Logos.
Subject to the provisions of Section 11.2, at the Closing, Seller shall transfer to Purchaser whatever rights it may hold, without any warranty whatsoever, to the telephone number “888-2MONCLA,” to any cell phone number that was assigned to any Covered Available Employee (defined below) by any of the Companies prior to their acquisition by Key Energy pursuant to the 2007 Agreement, to the website and website name www.moncla.com, and to the logos utilized by any of the Companies prior to their acquisition by Key Energy pursuant to the 2007 Agreement. Purchaser shall prepare and submit for approval by Seller any documentation requested to effect such transfers and Seller shall reasonably cooperate with Purchaser to effect such transfers, without the obligation to make any financial or contractual accommodation.
1.13 Use of Name.
Seller releases any restrictions against use of the name “Moncla” it obtained pursuant to the terms of the 2007 Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as set forth in this Article II. For purposes of this Article II, the term “Seller” shall include each Seller and only those predecessors in interest of each Seller with respect to the ownership of the Assets after the acquisition of the Companies pursuant to the 2007 Agreement.
2.1 Existence and Power.
(A) Key Energy is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and Key Marine is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Texas. Seller has heretofore delivered to Purchaser true and complete copies of Seller’s Certificates of Formation and Regulations or Limited Liability Company Agreement, as applicable, as currently in effect.
(B) Key Marine is an “eligible owner” within the meaning of 46 U.S.C. §12103(b).
2.2 Authorization.
(A) The execution, delivery and performance by Seller of this Agreement and the other documents to be executed and delivered pursuant hereto and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority.
(B) Seller has all requisite power and authority to execute and deliver this Agreement and the other documents to be executed and delivered pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other documents to be executed and delivered pursuant hereto by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of Seller is necessary to authorize this Agreement or the other documents to be executed and delivered pursuant hereto or to consummate the transactions contemplated hereby. This Agreement and the other documents to be executed and delivered pursuant hereto have been duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and general equitable principles.
2.3 Non-Contravention.
The execution, delivery and performance by Seller of this Agreement and the other documents to be executed and delivered pursuant hereto and the consummation by Seller of the transactions contemplated hereby do not and will not:
(A) contravene or conflict with the Certificate of Formation or Regulations or Limited Liability Company Agreement, as applicable, of Seller;
(B) contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller;
(C) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any person pursuant to, any material contract or agreement to which the Seller is a party or any contract or agreement that is part of the Assets;
(D) require notice to or consent of any Governmental Authority; or

(E) result in the imposition or creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any of the Assets.
2.4 Assets.
Except pursuant to intercompany reorganizations pursuant to which the Sellers were the surviving entities, and all of which entities were direct or indirect subsidiaries of Key Energy Services, Inc., neither Seller has transferred any Asset or any interest in any Asset, or otherwise executed, suffered, increased, or incurred any Encumbrance on any Asset after the acquisition of the Companies by Seller pursuant to the 2007 Agreement, other than Permitted Encumbrances and Encumbrances that will be discharged at the Closing.
2.5 No Proceedings. There is no Action by or against Seller, or to the Knowledge of the Seller, threatened against Seller in respect of the Assets, the Post-Closing Liabilities or the transactions contemplated thereby or that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other agreement or instrument to be executed in connection herewith or the consummation of the transactions contemplated hereby or thereby.
2.6 Employee Plans. Seller and its ERISA Affiliates: (A) do not maintain or contribute to, and at no time have maintained or contributed to, any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code and (B) are not and have never been obligated to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
2.7 Labor Matters. Seller is not a party to any labor or collective bargaining contract that pertains to any of the Available Employees (as defined below). To the Knowledge of the Seller, there are no organizing activities or collective bargaining arrangements pending or under discussion with any labor organization concerning any of the Available Employees. There is no labor strike, slowdown, stoppage or lockout pending, or, to the Knowledge of Seller, threatened against or affecting the Assets.

2.8 Environmental Matters.
There are no Claims pursuant to any Environmental Law pending or, to the Knowledge of the Seller, threatened against the Seller in connection with the ownership or use of the Assets. No Action is pending or, to the Knowledge of the Seller, threatened to revoke, deny, condition or limit the renewal of any Environmental Permit that Seller may hold with regard to the Assets.
2.9 Fees.
No investment banker, broker, financial advisor, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement has been retained by or authorized to act on behalf of Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller that:
3.1 Organization and Existence.
Moncla Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in the State of Louisiana. Moncla Marine is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and is qualified to do business in the State of Texas. Purchaser has heretofore delivered to Seller true and complete copies of Purchaser’s Articles of Organization and Certificate of Formation and Operating Agreement and Company Agreement, as applicable, as currently in effect.

3.2 Authorization.
(A) The execution, delivery and performance by Purchaser of this Agreement and the other documents to be executed and delivered pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than filings with respect to vessels with the United States Coast Guard or appropriate Louisiana or Texas Governmental Authorities.
(B) Purchaser has all requisite power and authority to execute and deliver this Agreement and the other documents to be executed and delivered pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the other documents to be executed and delivered pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of Purchaser is necessary to authorize this Agreement or the other documents to be executed and delivered pursuant hereto or to consummate the transactions contemplated hereby. This Agreement and the other documents to be executed and delivered pursuant hereto have been duly executed and delivered by Purchaser and constitute the valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and general equitable principles.

3.3 Non-Contravention.
The execution, delivery and performance by Purchaser of this Agreement and the other documents to be executed and delivered pursuant hereto and the consummation by Purchaser of the transactions contemplated hereby do not and will not:
(A) contravene or conflict with the Articles of Organization, Certificate of Formation, Operating Agreement, or Company Agreement, as applicable, of Purchaser, or
(B) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser.
3.4 Fees.
There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Seller upon consummation of the transactions contemplated by this Agreement.
3.5 Inspections.
Purchaser is familiar with the Assets, has had the opportunity to inspect the Assets, and is not relying upon any warranty of Seller as to their condition. Purchaser expressly acknowledges the disclaimers of warranty of Section 1.7 hereof and the disclaimers of the Bills of Sale, Assignments, and Conveyances, Coast Guard Bills of Sale, and Breaux Bridge Lease and attached form of Act of Sale, delivered at the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ORIGINAL SELLERS AND 4M
Original Sellers and 4M severally represent and warrant to Seller that:

4.1 Deferred Note.
No Original Seller has assigned, conveyed or otherwise transferred, or has granted a security interest or otherwise encumbered, his or its interest in the Deferred Note or any payment pursuant thereto. All interest in the Deferred Note are owned by Original Sellers and 4M in the proportions set forth on Exhibit 4.1.
4.2 Interest in Purchaser.
Each Included Party has a direct, financial interest in Purchaser. Pursuant to the Flow of Funds Memo and Section 11.12 each Included Party has directed Payment Agent to utilize the payments to be made by Key Energy under the Deferred Note as a partial payment of the Purchase Price of the Assets by Purchaser. Each Included Party acknowledges that it will directly benefit by the application of such funds.
4.3 Payment Agent.
Leon Charles Moncla, Jr. has not resigned as Payment Agent under the 2007 Agreement and no other person has been appointed as Payment Agent by Original Sellers or 4M.
4.4 4M
4M is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. 4M has heretofore delivered to Seller true and complete copies of Purchaser’s Certificate of Formation and Limited Partnership Agreement. The execution, delivery and performance by 4M of this Agreement and the other documents to be executed and delivered pursuant hereto and the consummation by 4M of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of 4M is necessary to authorize this Agreement or the other documents to be executed and delivered pursuant hereto or to consummate the transactions contemplated hereby. This Agreement and the other documents to be executed and delivered pursuant hereto have been duly executed and delivered by 4M and constitute the valid and legally binding obligations of 4M enforceable against 4M in accordance with their respective terms.

ARTICLE V
RESTRICTIVE COVENANTS
5.1 Restriction on Use of Big Rig.
In consideration of the agreement of Seller to sell the Assets to Purchaser and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Purchaser and Original Sellers and 4M severally, and not jointly, covenant and agree that during the period from the Effective Time until the fifth (5th) anniversary of the Effective Time (the “Covered Term”), neither Purchaser nor any Original Seller nor 4M nor any of their respective Affiliates nor any charterers or subcharterers of asset no. 0091003, as identified on Exhibit 1.1(B) (the “Big Rig”) nor any other party who acquires rights in the Big Rig will enter into drilling contracts, charter out agreements, or otherwise utilize or permit anyone else to utilize the Big Rig under any agreement or arrangement whatsoever (collectively “Contracts”) on any land surface within the United States of America (excluding Alaska and Hawaii) in competition with Seller or any of its Affiliates, or for work under any such Contract. The restrictions of this Section 5.1 shall not apply to (a) utilization of the Big Rig on land locations that can only be accessed by use of a marine barge; (b) utilization of the Big Rig on lands owned or leased by Purchaser for purposes of drilling a training well. Purchaser and Original Sellers and 4M covenant and agree to make the provisions of this Section 5.1 a term and condition of any future sales or Contracts for use of the Big Rig that such terms and conditions shall be binding on all future owners and charterers of the Big Rig, and that Seller shall be designated as a third party beneficiary of such terms and conditions.

5.2 Purchaser Restrictions.
In recognition of, among other things, the nature and scope of the business and goodwill of Seller, the substantial impairment of value to Seller if Purchaser were to compete with Seller, the consideration being paid for this covenant and the reasonable restrictions and limitations imposed hereby, Purchaser agrees that from the Effective Time until the third (3rd) anniversary of the Effective Time (the “Restricted Period”), Purchaser shall not, directly or indirectly:
(A) Except for a Permitted Business, enter into any competitive endeavors, nor undertake any commercial activity, which competes with any Traditional Business within the Geographic Area, which are all of the locations in which Seller is carrying on the Traditional Business which prohibition includes, without limitation: (i) drilling, completing, reworking, maintaining and servicing oil, gas or other mineral wells with truck or trailer mounted drilling or workover rigs; (ii) waste disposal in connection with drilling, completing, reworking, maintaining and servicing oil, gas or other mineral wells with truck or trailer mounted drilling or workover rigs; (iii) leasing, renting or seeking to lease or rent equipment of types provided by the Traditional Business; or
(B) Except with respect to services which constitute a Permitted Business, solicit customers of the Traditional Business for the purpose of selling or providing any service described in sub-paragraph A above within the Geographic Area; or
(C) Employ or solicit, or receive or accept the performance of services by any employee of Seller or encourage or induce any such person to terminate his or her employment with Seller for the purpose of employing him in the Geographic Area; provided, however, that the foregoing shall not apply to (a) any such employee whose employment has terminated with Seller prior to the commencement of such solicitation, (b) generalized searches for employees by use of advertisements in the media which are not targeted at employees of Seller, or (c) offers to Available Employees within the Permitted Offer Period unless otherwise covered by subpart (a) above.

(D) Except for a Permitted Business, be an owner (except for passive investments of not more than one percent (1%) of the outstanding membership interests of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), agent or representative of any person in the Geographic Area which directly competes with any of the Traditional Businesses.
5.3 Seller Restrictions.
In recognition of, among other things, the nature and scope of the business and goodwill of Purchaser, the substantial impairment of value to Purchaser if Seller were to compete with Purchaser, the consideration being paid for this covenant and the reasonable restrictions and limitations imposed hereby, Seller agrees that, except as set forth in Section 5.4, during the Restricted Period, Seller and its Affiliates shall not, directly or indirectly:
(A) Enter into any competitive endeavor, nor undertake any commercial activity, which constitutes a part of the Restricted Activities within the Geographic Area or which constitutes a part of the Other Restricted Activities within the South Louisiana Area;
(B) Solicit customers for the purpose of selling or providing any services which constitute a part of the Restricted Activities within the Geographic Area or which constitutes a part of the Other Restricted Activities within the South Louisiana Area; or

(C) Employ or solicit, or receive or accept the performance of services by any employee of Purchaser, nor encourage or induce any such person to terminate his or her employment with Purchaser for the purpose of employing him in the Geographic Area; provided, however, that the foregoing shall not apply to (a) any such employee whose employment has terminated with Purchaser prior to the commencement of such solicitation or (b) generalized searches for employees by use of advertisements in the media which are not targeted at employees of Purchaser; or
(D) Be an owner (except for passive investments of not more than one percent (1%) of the outstanding membership interests of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), Affiliate, agent, or representative of any person in the Geographic Area which directly competes with any Restricted Activities or of any person in the South Louisiana Area which directly competes with any of the Other Restricted Activities.
5.4 Seller Permitted Activities.
Notwithstanding the provisions of this ARTICLE V:
(A) Seller and their respective Affiliates shall be permitted to own and engage in one or more of the Restricted Activities or Other Restricted Activities during the Restricted Period if Seller or any of their respective Affiliates acquire, or are combined with or into, another Person that engages in such Restricted Activities or Other Restricted Activities in a business combination transaction involving significant assets or lines of business compared to the assets used in such Restricted Activities or Other Restricted Activities to the extent such assets are owned or operated in the Geographic Area or South Louisiana, as applicable; provided, however, that neither Seller nor its Affiliates shall invest capital in such Restricted Activities or other Restricted Activities in an amount in excess of which is necessary to operate the Restricted Activities or Other Restricted Activities in the ordinary course of business to the extent such assets were being operated prior to the business combination transaction; and provided further, that within one year from such acquisition Seller shall either (i) move such assets out of the Geographic Area, or (ii) sell or otherwise dispose of such assets, or (iii) agree that the restrictions, applicable to Purchaser under Section 5.2 and any similar restrictions applicable to any Original Seller pursuant to any agreement with either Seller shall also terminate. In the event that Seller decides to sell such assets, it agrees to allow Purchaser a right of first offer to purchase such assets.
(B) The restrictions applicable to Seller shall terminate in the event that the direct or ultimate parent of either Seller is acquired in a business combination transaction regardless of the legal structure such acquisition takes.
(C) In the event that the restrictions applicable to Seller terminate as set forth in Section 5.4(B) the restrictions applicable to Purchaser under Section 5.2 and any similar restrictions applicable to any Original Seller pursuant to any agreement with either Seller shall also terminate.
5.5 Consideration.
The consideration for this agreement by Purchaser and Original Sellers and 4M is the agreement by Seller to sell the Assets at the price and on the terms set forth in the Agreement and the agreement by Seller in Section 5.3.
5.6 Reasonable Covenants.
Seller, Purchaser, Original Sellers, and 4M acknowledge that the covenants contained in this ARTICLE V are made ancillary to the Assets by Seller, are reasonably necessary to protect Seller’s and Purchaser’s business and the trade secrets and goodwill thereof, was considered by Seller in its agreement to sell the Assets and Purchaser in its agreement to purchase the Assets in the computation of the Purchase Price, and do not impose an undue or unreasonable hardship upon Seller, Purchaser, any Original Seller or 4M. Seller, Purchaser, Original Sellers, and 4M acknowledge further that they consider the covenants contained herein to be fundamental conditions for the consummation of the transactions contemplated by this Agreement, and that they would not consummate such transactions in the absence of such covenants. Purchaser and Seller further acknowledge that Seller and Purchaser are on “equal footing,” the provisions of this Agreement are fair to both Purchaser and Seller in all respects, both benefited from this Agreement, and the transactions contemplated hereby, and each of Seller and Purchaser had counsel to review this Agreement and the other documents executed pursuant thereto.
5.7 Severability.
Purchaser and Original Sellers and 4M and Seller agree that it is their intention that if any portion of this ARTICLE V is found by a court of competent jurisdiction to be unenforceable, including, without limitation, as to the duration, geographic area or scope of activities covered by the covenants contained herein, this ARTICLE V shall be reformed by the court to give Seller and Purchaser the maximum protection permitted by law and, as reformed, shall be agreed to by the parties and enforced by the court prospectively. If any provision of this ARTICLE V shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, and shall not be reformed as set forth in the immediately preceding sentence, such provision shall be of no force or effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this ARTICLE V.

ARTICLE VI
AVAILABLE EMPLOYEES
6.1 Available Employees.
Seller has furnished to Buyer a list of all employees of Seller who are available for employment by Purchaser (the “Available Employees”).
6.2 Employment; Benefits.
(A) Seller shall provide to Purchaser, to the extent permitted by applicable law, reasonable access to the Available Employees, including their personnel files other than any medical files or records for the purpose of preparing for and conducting interviews with all Available Employees; provided, however, that nothing herein shall be deemed to obligate Purchaser to offer employment to all or any of the Available Employees of any fixed term or duration or upon terms or conditions other than Purchaser may establish pursuant to individual offers of employment, such offers to be made on an “at-will” basis. Purchaser may, in its sole discretion, offer employment to all or any of the Available Employees, subject to such Available Employees meeting eligibility requirements under Purchaser’s standard requirements.
(B) Seller shall terminate all of its Available Employees to whom Purchaser has made an offer of employment as of the Effective Time who have accepted such offer of employment (the “Offerees”). Seller shall pay the Offerees for accrued and unused vacation, holiday and sick pay entitlements, if any, in respect of the period prior to the Effective Time. Purchaser shall have no liability or responsibility for accrued vacation, sick leave, comp time or other leave, or severance benefits, if any, owed by Seller to its Employees as of the Effective Time, all of which obligations are being retained by Seller.

(C) Purchaser shall not assume or be responsible for any liability or obligation under any of the Employee Plans. Without limiting the generality of the foregoing, medical, dental, vision, travel accident, accidental death and dismemberment, and life insurance expenses, if any, incurred by Seller’s Employees and their beneficiaries and dependents on or before the Effective Time, pursuant to any Employee Plan, irrespective of the time such claims are presented, shall be the responsibility of Seller. Short-term, long-term and extended disability benefits, if any, payable to Offerees and their beneficiaries and dependents who became disabled before the Effective Time are the responsibility of Seller and shall be paid directly by Seller or its insurance carrier to such Employees and their dependents. If any Available Employee is terminated from employment on or before the Effective Time by Seller, any obligations arising out of such termination, including severance, accrued vacation pay, COBRA obligations, employment discrimination complaints, unfair labor practice charges, grievance under any collective bargaining agreement, wrongful termination and related tort claims and breach of contract claims, if any, shall be the sole responsibility of Seller. Seller will be responsible for all obligations, if any, to current or former employees (and their dependents) who are entitled to elect COBRA continuation coverage prior to or as of the Effective Time, and to any current or former employees (and their dependents), if any, who become so entitled due to the consummation of the transaction contemplated herein. Purchaser will be responsible for all obligations to the Offerees (and their dependents) who become entitled to elect COBRA continuation coverage after the Effective Time for reasons other than the consummation of the transaction contemplated by this Agreement. Nothing in this ARTICLE VI shall obligate Seller for any liabilities or obligations for which Purchaser or an Original Seller or 4M is obligated to indemnify Seller under the terms of the 2007 Agreement.

6.3 Retention Compensation.
For purposes of that certain Moncla Recognition and Retention Plan dated as of October 25, 2007, as amended (as amended, the “Plan”) all Available Employees covered under the Plan as of the Effective Time who accept employment with Purchaser during the Permitted Offer Period (“Covered Available Employees”) shall be deemed to have been involuntarily terminated and therefore immediately vested with respect to the remaining payments under the Plan otherwise scheduled to be made on the third anniversary of the Closing Date as such term is defined in the Plan (the “Plan Closing Date”). These vested payments shall be paid to Covered Available Employees in accordance with Plan terms. At the request of Purchaser, at the Closing, the Plan shall be revised, substantially in the form of Exhibit 6.3 hereof, in order to provide that any Covered Available Employee who is still employed by Purchaser on the third anniversary of the Plan Closing Date shall be entitled to share in forfeited amounts under the Plan in accordance with Plan terms. LEON CHARLES MONCLA, JR., BY HIS SIGNATURE BELOW, INDEMNIFIES SELLER AND SELLER’S AFFILIATES AND ALL OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND SHAREHOLDERS (HEREINAFTER COLLECTIVELY, “SELLER INDEMNIFIED PARTIES” AND INDIVIDUALLY, “SELLER INDEMNIFIED PARTY”) AGAINST, AND AGREES TO DEFEND AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES (INCLUDING INCIDENTAL AND CONSEQUENTIAL DAMAGES), LOSS, LIABILITIES, EXPENSES, ASSESSMENTS, CLAIMS, ACTIONS, SUITS, PROCEEDINGS, EMPLOYEE BENEFIT CLAIMS, TAXES, PENALTIES, INTEREST, AWARDS, JUDGMENTS AND SETTLEMENTS (INCLUDING WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF INVESTIGATION AND

ESTABLISHING ANY SUCH LOSSES AND REASONABLE ATTORNEYS’ FEES AND EXPENSES) (COLLECTIVELY, “LOSS”) INCURRED OR SUFFERED BY ANY SELLER INDEMNIFIED PARTY ARISING OUT OR RESULTING FROM THE TREATMENT OF THE COVERED AVAILABLE EMPLOYEES UNDER THIS SECTION 6.3 OR THE AMENDMENT TO THE PLAN SUBSTANTIALLY IN THE FORM OF EXHIBIT 6.3, WHETHER INVOLVING OR AFFECTING ANY COVERED AVAILABLE EMPLOYEE OR ANY OTHER PERSON COVERED UNDER THE PLAN OR RELATED TO THE PLAN OTHER THAN AN EMPLOYEE TERMINATED PRIOR TO THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY (EXPRESS OR IMPLIED), BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENCE OR FAULT OF ANY PERSON, PARTY, OR ENTITY, AND IRRESPECTIVE OF WHETHER ANY SELLER INDEMNIFIED PARTY MAY BE ALLEGED OR PROVEN TO HAVE BEEN NEGLIGENT (WHETHER SUCH NEGLIGENCE BE ACTIVE, PASSIVE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR CONTRIBUTING) OR OTHERWISE LEGALLY LIABLE (WITH OR WITHOUT FAULT OR WHETHER STRICTLY LIABLE OR IN BREACH OF ANY WARRANTY). THE DEFENSE OF ALL SUCH CLAIMS AND ACTIONS SHALL BE UNDERTAKEN BY LEON CHARLES MONCLA, JR. USING COUNSEL SELECTED BY HIM AND REASONABLY ACCEPTABLE TO SELLER INDEMNIFIED PARTIES. SETTLEMENTS OF EACH SUCH CLAIM SHALL REQUIRE THE APPROVAL OF SELLER INDEMNIFIED PARTIES, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD. THE INDEMNITY OBLIGATION OF THIS SECTION 6.3 SHALL NOT BE SUBJECT TO ANY HURDLE AND SHALL REMAIN IN EFFECT FOR A PERIOD EXPIRING THIRTY (30) DAYS AFTER THE EXPIRATION OF THE APPLICABLE STATUTE OF LIMITATIONS.

6.4 No Third Party Beneficiaries.
No provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Seller or with respect to any payments under the Plan. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Seller.
ARTICLE VII
CERTAIN COVENANTS
7.1 Cooperation.
Purchaser and 4M and Original Sellers agree that in consideration of the transactions contemplated by this Agreement, they will offer reasonable assistance to Seller, without the obligation to make any financial or contractual accommodation, in connection with:
(A) Any claims, actions, suits, proceedings, employee benefit claims, employment claims, or other disputes asserted against any Seller Indemnified Party or any of the Companies arising in connection with any event or other matters occurring on or prior to the Effective Time;
(B) Any filings, reports, requests for information or other documentation to be made or filed in connection with any Employee Plans or Benefit Arrangements (each as defined in the 2007 Agreement) that were maintained by one or more of the Companies at the time of the Closing under the 2007 Agreement, and, in connection therewith, to furnish copies of all filings, reports, or documentation in the possession or control of Purchaser or 4M or any Original Seller.

7.2 Further Assurances.
Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other agreements and instruments executed and delivered in connection herewith as promptly as practicable, including, without limitation, to (i) obtain from Governmental Authorities and other persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. Seller and Purchaser shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated hereby.
ARTICLE VIII
TRANSITION
8.1 Communications with Customers.
After the Closing, Purchaser and Seller shall communicate with existing clients of Seller whose services depend upon use of the Assets to advise them that as of the Effective Time, services will no longer be furnished pursuant to contracts and master service agreements with Seller and that future services will be furnished by Purchaser. Seller and Purchaser shall cooperate in such communications to avoid disruption to the continuing business of Seller and the prospective business of Purchaser.

8.2 Reimbursements.
Any taxes, rentals, charges, prepaid expenses, and other expenditures made or billed to Seller relating to any of the Assets or services furnished by use of the Assets for periods on and after the Effective Time shall be for the account of Purchaser and any such amounts paid by Seller shall be reimbursed to Seller by Purchaser within thirty (30) days of Seller notifying Purchaser of such amounts. Any taxes, rentals, charges, expenses, and other expenditures made or billed to Purchaser relating to any of the Assets or services furnished by use of the Assets for periods before the Effective Time shall be for the account of Seller and any such amounts paid by Purchaser shall be reimbursed to Purchaser by Seller within thirty (30) days of Purchaser notifying Seller of such amounts. Seller and Purchaser shall attempt to give reasonable notice prior to paying any amounts provided in this Section. Neither Seller nor Purchaser shall be obligated to reimburse for any payment that was in error or otherwise not a valid charge, or otherwise not due and payable.
8.3 Payments.
Any payments for services rendered by Seller for periods prior to the Effective Time shall be for the account of Seller and any such amounts received by Purchaser shall be reimbursed to Seller by Purchaser within thirty (30) days of receipt by Purchaser. Any payments for services rendered by Purchaser for periods on and after the Effective Time shall be for the account of Purchaser and any such amounts received by Seller shall be reimbursed to Purchaser by Seller within thirty (30) days of receipt by Seller.

8.4 Breaux Bridge Yard.
For such period as Seller utilizes the office building located at the Breaux Bridge Yard, currently leased from General Electric Credit Corporation, Seller shall pay the rental for the office building. Seller shall have non-exclusive occupancy of the Breaux Bridge Yard, as acknowledged in the Breaux Bridge Lease, prior to the exercise by Purchaser of its option to purchase the Breaux Bridge Yard (individually or by assignment to an Affiliate) and thereafter by lease by Purchaser or its Affiliate to Seller pursuant to the terms of the Breaux Bridge Lease.
8.5 Big Rig.
Pursuant to a lease, to be in form and substance satisfactory to Seller and Purchaser, Seller shall lease the Big Rig until Seller completes its current project for Sempra Midstream, Inc. in Alabama. Purchaser will insure the Big Rig and will be responsible for all loss or damage to the Big Rig, including any deductibles or self-insured retentions. Purchaser will cause its insurer to name Seller as an additional insured, with waiver of subrogation. Seller will pay ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) per day for each day from the Effective Time through the date on which it delivers the Big Rig to Purchaser either to Purchaser’s Lafayette facility or, if requested by Purchaser, to a location in the Port of Mobile or the Port of New Orleans or through the date on which the Big Rig is partially or totally damaged and cannot be utilized by Seller.
ARTICLE IX
SURVIVAL; INDEMNIFICATION
9.1 Survival.
The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall expire eighteen (18) months after the Closing.

9.2 Indemnification.
(A) Each Seller hereby jointly, severally, and in solido with the other Seller indemnifies Purchaser and 4M and Original Sellers and all of their respective officers, directors, employees and shareholders (hereinafter collectively, “Purchaser Indemnified Parties” and individually, a “Purchaser Indemnified Party”) against, and agrees to defend and hold them harmless from and against all Loss incurred or suffered by any Purchaser Indemnified Party arising out of or resulting from (i) any breach of any representation or warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or (ii) any Excluded Liability; provided, however, that except for a breach of the representations in Sections 2.1, 2.2 or 2.3, Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to any Loss resulting from or arising out of the matters described in Section 9.2(A)(i) notice of which is given to Seller more than eighteen (18) months after the Closing; provided, further, that Seller shall have no obligation to indemnify any Purchaser Indemnified Party until the total Loss incurred by one or more Purchaser Indemnified Parties exceeds a hurdle of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in the aggregate and then only for Loss in excess of such hurdle. The remedies set forth in this Section 9.2(A) shall be the exclusive remedies of the Purchaser Indemnified Parties except that Purchaser Indemnified Parties reserve the right to injunctive relief that may be available in the event of any breach by Seller of the provisions of ARTICLE V hereof.
(B) Purchaser, each Original Seller and 4M severally, and not jointly, hereby indemnify the Seller Indemnified Parties against, and agree to defend and hold them harmless from and against all Loss incurred or suffered by any Seller Indemnified Party arising out of or resulting from any (i) breach of any representation or warranty, covenant or agreement made or to be performed by Purchaser or any Original Seller or 4M pursuant to this Agreement or (ii) any Post-Closing Liability; provided however, that except for a breach of any representation in Sections 3.1, 3.2, 3.3, or 4.4, and except as set forth in Section 6.3, no Purchaser or Original

Seller or 4M shall have an obligation to indemnify any Seller Indemnified Party with respect to any Loss, resulting from or arising out of the matters described in Section 9.2(B)(i) notice of which is given to Purchaser or Payment Agent on behalf of an Original Seller or 4M, as the case may be, more than eighteen (18) months after the Closing; provided, further, that except for a breach of any representation in Sections 3.1, 3.2, 3.3, or 4.4, and except as set forth in Section 6.3, no Purchaser or Original Seller or 4M shall have an obligation to indemnify any Seller Indemnified Party until the total Loss incurred by such Seller Indemnified Party asserted against such Purchaser or Original Seller or 4M exceeds a hurdle of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) in the aggregate and then only for Loss in excess of such hurdle. The remedies set forth in this Section 9.2(B) shall be the exclusive remedies of the Seller Indemnified Parties except that Seller Indemnified Parties reserve the right to injunctive relief that may be available in the event of any breach by Purchaser or any Original Seller of the provisions of ARTICLE V hereof.
9.3 Indemnification Procedures.
(A) In order for a Purchaser Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a Claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is prejudiced by such failure.

(B) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(C) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.
ARTICLE X
CERTAIN DEFINITIONS
10.1 Certain Defined Terms. The following terms when used in this Agreement with their initial letters capitalized shall have the meanings given to them in this Section 10.1:
(A) “Action” means any claim, action, suit, arbitration or proceeding by or before any court, arbitrator or Governmental Authority.
(B) “Ancillary Equipment Rentals” means (A) the rental of oilfield service equipment in connection with the oil, gas or other wells on localities over water or locations that are accessible solely by way of water, and (B) the rental of oilfield service equipment other than rentals of blowout preventors, shakers, light towers, hydraulic tongs, trailers, water sewerage, rod tongs, forklifts, gas busters, or catch tanks in connection with land based drilling, workover, or maintenance services.

(C) “Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise
(D) “Assumed Contracts and Credits” means the Master Service Contract dated as of November 4, 2008, by and between Key Energy Services, Inc. and Bailey’s Catering LLC, the Service Order Agreement dated January 25, 2008, by and between Key Marine Services, LLC and RigNet, Inc., the Suite License Agreement by and between Moncla Well Service, Inc. and Houston NFL Holdings, L.P. together with any rentals or other amounts due thereunder, whether before or after the Effective Time, the contract dated January 23, 2009 by and between Houston Livestock Show and Rodeo, Inc. and Key Energy Services, Inc. for Suite 205 together with any rentals or other amounts due thereunder, whether before or after the Effective Time, the Contract for Services effective as of March 1, 2007, by and between Moncla Marine, LLC and Data Technology Solution, and the credit owed to Phoenix Exploration Company in the approximate amount of $126,854.18.

(E) “Claims” means all demands, claims, actions or causes of action, assessments, encumbrances, complaints, directives, citations, information requests issued by government authorities, legal proceedings, orders, notices of potential responsibility, damages or sanctions.
(F) “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
(G) “Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all other compensation and benefit plans, contracts, policies, agreements, programs and arrangements of the Seller or any ERISA Affiliate of Seller (other than routine administrative procedures) in which any of the Available Employees or their dependents participate as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, fringe benefit, employment, change in control, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical, disability, and life insurance plans, policies, programs, agreements or arrangements.
(H) “Encumbrance” means any lien, pledge, claim, charge, mortgage, security interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever or any contract to create any of the foregoing.
(I) “Environmental Laws” means any Laws of any Governmental Authority in effect prior to or as of the date hereof relating to Hazardous Materials, pollution, natural resources or the environment.
(J) “Environmental Permits” means all Permits required by any Environmental Law.

(K) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(L) “ERISA Affiliate” means each entity which is or has been treated as a single employer with Seller for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA.
(M) “Geographic Area” refers to Acadia, Allen, Ascension, Assumption, Avoyelles, East Baton Rouge, Beauregard, Bossier, Caddo, Calcasieu, Cameron, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, St. Bernard, St. Charles, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Terrebonne, and Vermilion Parishes, Louisiana, and the States of Texas, Mississippi, Alabama and Florida.
(N) “Governmental Authority” means (i) any United States, federal, state or local governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body, or (ii) any supervisory authority.
(O) “Included Party” means all Original Sellers other than Bipin A. Pandya, Rhonda Moncla, Thomas Sandahl, Cain Moncla, Andrew Moncla, and Kenneth Rothstein.
(P) “Knowledge of Seller” means the current, actual, conscious knowledge of W. Newton Wilson, III, Kimberly Frye, Kim Clarke, Marshall Dodson, Lesa Carter, or Jamie Fishman.
(Q) “Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
(R) “Other Restricted Activities” means providing any of the following oil field services: (1) swab trucks, (2) anchor trucks, (3) hot oil trucks, (4) tubing testing units, or (5) mud tank rentals; provided, that rental of mud tanks in connection with land rig operations shall not constitute an Other Restricted Activity.

(S) “Permitted Business” means providing any of the following oil field services: (i) swab trucks, (ii) anchor trucks, (iii) hot oil trucks, (iv) tubing testing units, (v) mud tank rentals, (vi) coil tubing, (vii) pressure pumping, (viii) slick line services, (ix) power swivels, (x) Ancillary Equipment Rentals, (xi) work associated with the use of drilling or workover rigs on oil, gas or other wells on locations over water, by way of drilling or workover barge rigs and by way of land rigs placed on key way barges, and (xii) work associated with the use of drilling or workover rigs on land locations that are accessible solely by way of water and the use of marine barges.
(T) “Permitted Encumbrance” means any of the following matters: (i) liens for Taxes or assessments not yet due and payable; (ii) any inchoate Liens or security interests created by Law or reserved under the terms of leases, rights-of-way or other real property interests so long as such leases, rights-of-way or other real property interests are not currently in default; (iii) any reservations of minerals in and under or that may be produced from any of the lands constituting the Breaux Bridge Yard; and (iv) immaterial discrepancies, conflicts, shortages in area or boundary lines encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting the Assets, whether of sight or of record.
(U) “Permitted Offer Period” means, (i) for all Available Employees who are working on the Big Rig for the Sempra Midstream, Inc. job as of the Effective Time, solely within the 30-day period following the earlier of (A) the date their employment is involuntarily terminated by Seller or (B) the termination or completion of the Sempra Midstream, Inc. job, and (ii) for all other Available Employees solely within the 30-day period following Closing.

(V) “Restricted Activities” means utilizing drilling or workover rigs on oil, gas or other wells on locations over water, by way of drilling or workover barge rigs and by way of land rigs placed on key way barges.
(W) “Return” means, with respect to any Tax, any information return report, statement, declaration or document required to be filed under the applicable Tax Law in respect of such Tax, and any amendment or supplements to any of the foregoing.
(X) “South Louisiana Area” means the Parishes of Acadia, Ascension, Assumption, Calcasieu, Cameron, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Orleans, Plaquemines, St. Bernard, St. Charles, St. Martin, St. Mary, St. Tammany, Tangipahoa, Terrebonne, and Vermilion Parishes, Louisiana.
(Y) “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
(Z) “Traditional Business” means any Business (as defined in the 2007 Agreement) that was conducted by any of the Companies immediately prior to the Closing Date of the 2007 Agreement.
ARTICLE XI
MISCELLANEOUS
11.1 Notices.
All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be deemed given when delivered:

If to Seller, to:	Key Energy Services, LLC
Key Marine Services, LLC
Attn: Newton W. Wilson III
President and Assistant Secretary
1301 McKinney Street, Ste. 1800
Houston, TX 77010
Telecopier: (713) 651-4005
Phone: (713) 651-4442

With a Copy to:	Kimberly Frye, Esq.
Key Energy Services, LLC
Key Marine Services, LLC
Senior Vice President and General Counsel
1301 McKinney Street, Suite 1800
Houston, TX 77010
Telecopier: (713) 651-4559
Phone: (713) 651-4444

If to Purchaser, to:	Moncla Companies, L.L.C
Attn: L. Charles Moncla, Jr
P.O. Box 131368
Houston, TX 77219
Telecopier: 713-534-1875
Phone: 713-534-1871

and

Moncla Marine, L.L.C
Attn: Michael Moncla
1023 E. St. Mary Street
Lafayette, LA 70505
Telecopier:
Phone: 337-319-9195

With a Copy to:	Richard C. Shanks, Esq.
The Shanks Law Firm
5300 Memorial Dr., Suite 800
Houston, TX 77007
Telecopier: 713-803-1091
Phone: 713-803-1090

and

Cade A. Evans, Esq.
Jones, Walker

600 Jefferson Street
Suite 1600
Lafayette, LA 70501
Telecopier: 337-262-9001
Phone: 337-262-9040
Each of the above persons may change their address or facsimile number or phone number by notice to the other persons in the manner set forth above.
11.2 Taxes; Fees.
(A) Purchaser shall be responsible for the payment of any and all transfer, documentary, sales, lease, use or other taxes arising in connection with the transactions contemplated by this Agreement, any recording or filing fees with respect thereto, and any termination or transfer fees arising in connection with any transfer of phones or phone services. Any such taxes, recording fees, and filing fees imposed on the Seller under applicable law shall be reimbursed by Purchaser within ten (10) days of notice from Seller.
(B) All Taxes relating to the ownership and operation of the Assets, including property, ad valorem, and other state or local taxes, shall be pro-rated between Purchaser and Seller at Closing, based on 2009 assessments for the actual number of days elapsed in 2010. Upon receipt of 2010 tax bills, Seller and Purchaser agree to refund to one another any excess amounts paid, or to pay to one another any shortfall.
11.3 Amendments; No Waivers.
(A) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller and Original Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective.

(B) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
11.4 Expenses.
All costs and expenses incurred in connection with this Agreement (other than as set forth in Section 11.2) shall be paid by the party incurring such cost or expense.
11.5 Public Announcements.
The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.
11.6 Successors and Assigns.
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.
11.7 Governing Law.
This Agreement shall be construed in accordance with and governed by the law of the State of Texas without regard to the conflicts of law rules of such state.

11.8 Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on the Effective Time.
11.9 Entire Agreement.
This Agreement and other agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.
11.10 Captions.
The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
11.11 Severability.
In the event any one or more of the provisions of this Agreement shall be or become illegal or unenforceable in any respect, the validity, legality, operation and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
11.12 Payment Agent.
Each Original Seller confirms that pursuant to the 2007 Agreement he irrevocably appointed the Payment Agent, currently Leon Charles Moncla, Jr., as his agent on the terms set forth in the 2007 Agreement. Each Original Seller hereby ratifies and confirms such irrevocable appointment and each Original Seller and 4M further irrevocably appoints Payment Agent as his agent in order: (a) to deliver the Deferred Note to Seller and hereby directs that principal and interest due, or to become due on the Deferred Note shall be applied in partial satisfaction of the Purchase Price; (b) to give and receive on his behalf all notices and consents required or permitted under this Agreement and other documents executed in connection herewith; and (c) to take any other actions on his behalf as are delegated by any document, instrument, or certificate delivered pursuant to this Agreement. Payment Agent acknowledges the foregoing and accepts this appointment.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers.

SELLER: KEY ENERGY SERVICES, LLC
By:	/s/ NEWTON W. WILSON III
	Name:	Newton W. Wilson III
	Title:	President and Assistant Secretary

KEY MARINE SERVICES, LLC
By:	/s/ NEWTON W. WILSON III
	Name:	Newton W. Wilson III
	Title:	President and Assistant Secretary

PURCHASER: MONCLA COMPANIES, L.L.C.
By:	/s/ LEON CHARLES MONCLA, JR.
	Name:	Leon Charles Moncla, Jr.,
	Title:	Manager

MONCLA MARINE, L.L.C.
By:	/s/ MATTHEW MONCLA
	Name:	Matthew Moncla
	Title:	Manager

ORIGINAL SELLERS:
/s/ LEON CHARLES MONCLA, JR.
LEON CHARLES MONCLA, JR.

MONCLA FAMILY PARTNERSHIP, LTD.
By:	Moncla Management Trust, General Partner

By:	/s/ LEON CHARLES MONCLA, JR.
Leon Charles Moncla, Jr., Trustee

/s/ LEON CHARLES MONCLA, JR.
LEON CHARLES MONCLA, JR., TRUSTEE OF L. CHARLES MONCLA, JR. CHARITABLE REMAINDER TRUST

/s/ MICHAEL MONCLA
MICHAEL MONCLA

/s/ MATTHEW MONCLA
MATTHEW MONCLA

/s/ MARC MONCLA
MARC MONCLA

/s/ CHRISTOPHER MONCLA
CHRISTOPHER MONCLA

/s/ BIPIN A. PANDYA
BIPIN A. PANDYA

/s/ THOMAS SANDAHL
THOMAS SANDAHL

/s/ RHONDA MONCLA
RHONDA MONCLA

/s/ CAIN MONCLA
CAIN MONCLA

/s/ ANDREW MONCLA
ANDREW MONCLA

/s/ KENNETH ROTHSTEIN
KENNETH ROTHSTEIN

PAYMENT AGENT:
/s/ LEON CHARLES MONCLA, JR.
LEON CHARLES MONCLA, JR.

4M: SECOND 4 M, LTD.
By:	MONCLA MANAGEMENT TRUST, GENERAL PARTNER

By:	/s/ LEON CHARLES MONCLA, JR.
LEON CHARLES MONCLA, JR. TRUSTEE